 EXHIBIT 99.1

April 23, 2006
For Immediate Release

Washington Mutual to Acquire Commercial Capital Bancorp, Inc.
Deal Strengthens WaMu’s commercial and retail banking businesses

SEATTLE and IRVINE, Calif. -- Washington Mutual, Inc. (NYSE: WM), and Commercial Capital Bancorp, Inc. (NASDAQ: CCBI) announced that they have entered into a definitive merger agreement in which Washington Mutual will acquire the outstanding shares of Commercial Capital in exchange for $16.00 per share in cash. The transaction is valued at approximately $983 million in aggregate.

The acquisition of Commercial Capital enhances Washington Mutual’s commercial and retail banking business in one of its core markets, California, and further diversifies the company’s asset generation and earnings.  The acquisition is also expected to add attractive assets with higher risk-adjusted rates of return to Washington Mutual’s balance sheet without any negative effect on Washington Mutual’s credit quality.

“Today’s transaction strengthens our already solid position in the attractive California multifamily and small commercial real estate lending markets,” said Kerry Killinger, Washington Mutual chairman and chief executive officer.  “Commercial Capital is the third largest multifamily lender in California and has had an eight-year record of strong growth and excellent credit performance.   Its production team is recognized as an industry leader and we look forward to offering the broader Washington Mutual product line to Commercial Capital’s clients.”

Killinger added: “The transaction provides us additional opportunities for household acquisition, deposit growth and increased retail product cross-sell to Commercial Capital’s existing retail customer base. And we believe that there are significant operating efficiencies to be gained by bringing our two very similar operations together, with very low integration risk.”

Stephen H. Gordon, chairman and chief executive officer of Commercial Capital Bancorp, Inc., commented, “The merger with Washington Mutual is an attractive financial transaction for our shareholders and links our company with one of the preeminent banking organizations in the country.  We believe our core lending and retail banking units will integrate smoothly with Washington Mutual.”

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Washington Mutual to Acquire Commercial Capital Bancorp, Inc.

The companies noted that the clients of Commercial Capital should expect business as usual.  At this time, their accounts, policies and payment procedures remain unchanged.

Washington Mutual expects the transaction to add $.04 per share on a GAAP basis to the company’s 2007 earnings. The acquisition is expected to be completed in the third quarter of 2006 and is subject to approval of Commercial Capital shareholders and regulatory approvals.

Washington Mutual was represented in the transaction by its legal advisors Simpson Thacher & Bartlett LLP.  Commercial Capital was represented in the transaction by its financial advisors Credit Suisse Securities (USA) LLC and Sandler O’Neill & Partners L.P. and legal advisors Patton Boggs LLP.

About Washington Mutual

Washington Mutual is one of the nation’s leading consumer and small business banks. At March 31, 2006, Washington Mutual and its subsidiaries had assets of $348.67 billion. The company was established in 1889 and currently operates more than 2,600 consumer and small business banking stores throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

About Commercial Capital Bancorp, Inc.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.5 billion of total assets, at December 31, 2005. Commercial Capital Bancorp provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation, North American Exchange Company and Lawyers Asset Management brand names.

This press release and statements made by Washington Mutual’s or Commercial Capital Bancorp’s management may contain forward-looking statements regarding the companies, the proposed merger and the effects of the proposed merger on the companies.  These statements speak only as of the date they are made.  The companies undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.  There are a number of factors, many of which are beyond the control of the companies that could cause actual conditions, events or results to differ materially from those described in the forward-looking statements.  Some of these factors are described in detail in Washington Mutual’s Form 10-K for 2005 and in Commercial Capital Bancorp’s Form 10-K for 2005 and, with respect to the proposed

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Washington Mutual to Acquire Commercial Capital Bancorp, Inc.

merger, include, but are not limited to, the following factors: governmental approval of the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; the stockholders of Commercial Capital Bancorp, Inc. may fail to provide the required approval to consummate the merger.

This press release may be deemed to be solicitation material with respect to the proposed acquisition of Commercial Capital Bancorp, Inc. pursuant to the merger. In connection with the proposed transaction, Commercial Capital Bancorp, Inc. will file a proxy statement with the SEC to be distributed to the shareholders of Commercial Capital Bancorp, Inc. in connection with their vote on the merger. SHAREHOLDERS OF COMMERCIAL CAPITAL BANCORP, INC. ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of Commercial Capital Bancorp, Inc.  Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC by the companies by contacting:  Investor Relations, Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, 15th Floor Irvine, CA 92618, telephone: 949-585-7500 or by visiting the Commercial Capital Bancorp’s website at www.commercialcapital.com, or from Washington Mutual at www.wamu.com.

Commercial Capital Bancorp, Inc. is not currently engaged in a solicitation of proxies of the security holders of Commercial Capital Bancorp, Inc. in connection with Washington Mutual, Inc.’s proposed acquisition of Commercial Capital Bancorp, Inc. If a proxy solicitation commences, Commercial Capital Bancorp, Inc. and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Commercial Capital Bancorp’s directors and executive officers is set forth in its proxy statement dated March 28, 2006, which is available at the SEC’s website, www.sec.gov or by contacting Commercial Capital Bancorp, Inc at the telephone number set forth above.

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Washington Mutual

Media Contact:                                     Investor Relations Contact:
Alan Gulick, 206-377-3637                   Alan Magleby, 212-326-6019
alan.gulick@wamu.net                        alan.magleby@wamu.net

Commercial Capital Bancorp, Inc.

 Investor Relations Contact:
Jeff Leonard, 949-585-7557
jleonard@commercialcapital.com